Exhibit 4.16

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: TORREYPINES THERAPEUTICS, INC., a Delaware corporation
Number of Shares: as set forth below
Class of Stock: as set forth below
Warrant Price: as set forth below
Issue Date: , 2005]

Expiration Date: The longer of (i) the 10th anniversary after the Issue Date, and (ii) five years after the closing of the Company’s initial public offering of its Common Stock, or such earlier time as provided in this Warrant.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, including without limitation the mutual promises contained in that certain Loan and Security Agreement of even date herewith (the “Loan Agreement”) entered into by and among [       ] (“Holder”), [       ] and the company named above (the “Company”), Holder is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.  This Warrant is issued in connection with the Loan Agreement.

As used herein:

The number of “Shares” purchasable under this Warrant is equal to the Initial Shares plus the Additional Shares, and “Shares” means the Initial Shares plus the Additional Shares.

“Additional Shares” means that cumulative number of shares of the then applicable Class of Stock equal to: (a) 2.75% of each Growth Capital Advance (as defined in the Loan Agreement made to the Company) made by [       ], divided by (b) the Warrant Price.

“Certificate” means the Company’s Certificate of Incorporation, as amended from time to time.

“Class of Stock” means: (i) until the Qualified Financing occurs, the Company’s Series C Preferred Stock, and (ii) if the Qualified Financing occurs prior to exercise or termination of this Warrant:

(a)           if the Qualified Financing Stock Price is greater than the Series C Preferred Price or if the liquidation preference of the Qualified Financing Stock (with regard to position) is less than the liquidation preference of the Series C Preferred Stock, then the “Class of Stock” means the Company’s Series C Preferred Stock, and

(b)           if the Qualified Financing Stock Price is less than or equal to the Series C Preferred Price and the Qualified Financing Stock has an equal to or better liquidation preference (with regard to position) than the Series C Preferred Stock, then the “Class of Stock” means the Company’s Qualified Financing Stock.

“Initial Shares” means the number of shares of Series C Preferred Stock equal to the number determined by dividing [       ] by the Warrant Price (rounded down to the nearest whole number).

“Qualified Financing” means the first sale (or series of related sales) of the convertible preferred stock of the Company following the Issue Date to purchasers which include venture capital investors or other institutional (not strategic) investors that results in aggregate gross cash proceeds in an amount not less than $3,000,000 (excluding the conversion of any convertible notes or other securities).

“Qualified Financing Stock “ means the Company’s convertible preferred stock sold in the Qualified Financing.

“Qualified Financing Stock Price” means the lowest effective price per share (on a common stock equivalent basis and taking into account any securities issued together with the preferred stock) at which shares of Qualified Financing Stock are sold in the Qualified Financing.

“Series C Price” means $1.50 (as adjusted for any stock split, dividend, etc.)

“Warrant Price” means: (a) if the Shares are Series C Preferred Stock, then the Series C Price, and (b) if the Shares are Qualified Financing Stock, then the Qualified Financing Stock Price.

ARTICLE 1. EXERCISE.

1.1           Method of Exercise.  Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2           Conversion Right.  In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the

Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3           Fair Market Value.  If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering).  If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied  by the number of shares of the Company’s common stock into which a Share is convertible.  If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4           Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5           Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Treatment of Warrant Upon Acquisition of Company.

1.6.1        “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2                        Treatment of Warrant at Acquisition.

A)           Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition.  The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) calendar days prior to the closing of the proposed Acquisition.

B)            Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale.  The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) calendar days prior to the closing of the proposed Acquisition.

C)            Notwithstanding the foregoing provisions of this Section 1.6, in the event that the acquirer in an Acquisition does not agree to assume this Warrant at and as of the closing thereof, this Warrant, to the extent not exercised or converted on or prior to such closing, shall terminate and be of no further force or effect as of immediately following such closing if all of the following conditions are met: (i) the acquirer is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (ii) the class of stock or other security of the acquirer that would be received by Holder in connection with such Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is listed for trading on a national securities exchange or approved for quotation on an automated inter-dealer quotation system, (iii) the value (determined as of the closing of such Acquisition in accordance with the definitive agreements therefor) of the acquirer stock and/or other securities that would be received by Holder in respect of each Share were Holder to exercise or convert this Warrant on or prior to the closing of such Acquisition is equal to or greater than three (3) times the then-effective Warrant Price, and (iv) upon the exercise or conversion of this Warrant on or prior to the closing of such Acquisition, Holder would be able to publicly resell all of the acquirer stock and/or other securities that would be received by Holder in such Acquisition within 120 days following the closing thereof pursuant to an effective registration statement covering such acquirer stock and/or other securities or pursuant to the provisions of Rule 144 under the Act.

C)            Upon the closing of any Acquisition other than those particularly described in subsections (A), (B) and (C) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2           Reclassification, Exchange, Combinations or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Certificate upon the closing of a registered public offering of the Company’s common stock or as otherwise provided therein.  The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Diluting Issuances.  For as long as the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Certificate as if the Shares were issued and outstanding on and as of the date of any such required adjustment.  The provisions set forth for the Shares in the Certificate relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of Series C Preferred Stock (or Qualified Financing Stock if the Shares hereunder are exercisable for Qualified Financing Stock).

2.4           No Impairment.  The Company shall not, by amendment of its Certificate or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment; provided, however, that notwithstanding the foregoing, nothing in this Article 2.4 shall restrict or impair the Company’s right to effect changes to the rights, preferences and privileges associated with the Shares with the requisite consent of the stockholders as may be required to amend the Certificate from time to time so long as such amendment affects the rights, preferences and privileges granted to Holder associated with the Shares in the same manner as the other holders of Series C Preferred Stock (or Qualified Financing Stock if the Shares hereunder are exercisable for Qualified Financing Stock).

2.5           Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6           Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties.  The Company represents and warrants and covenants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; provided, however, to the extent the Company has not authorized sufficient Series C Preferred Stock as of the Issue Date for the full exercise of this Warrant, the Company covenants that it will authorize sufficient Series C Preferred Stock for the full exercise of this Warrant before the earlier to occur of the following: (i) 60 days after the Issue Date, and (ii) a Liquidation Event (as defined in the Certificate).

(c)           The Capitalization Table previously provided to Holder remains true and complete in all material respects as of the Issue Date.

3.2           Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; or (b) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder: (1) at least ten (10) calendar days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) above; and (2) in the case of the matters referred to in (b) above at least ten (10) calendar days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).  While the Company is a private company, the Company shall send a concurrent written notice to Holder if the Company sends any written notice to its preferred stockholders regarding: (a) the Company offering for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; or (b) the Company proposing to effect any reclassification or recapitalization of any of its stock.  The Company shall send concurrently to Holder the same notice as the Company gives to the holders of registration rights if the Company proposes to offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash.

3.3           Registration under Securities Act of 1933, as amended.  Subject to obtaining the requisite consent of the holders of the Company’s preferred stock (which the Company will use commercially reasonable efforts to solicit), the Company will add the Holder as a party to the Company’s Amended and Restated Shareholders’ Rights Agreement dated as of September 2, 2004, as such may be amended from time to time (the “Shareholders’ Rights Agreement”) to provide Holder with those certain “Piggyback” registration rights with respect to the Common Stock issuable upon conversion of the Shares, as set forth in Section 3 of the Shareholders’ Rights Agreement, and subject to any and all related obligations under the Shareholders’ Rights Agreement, including without limitation the market-standoff provisions in Section 8 of the Shareholders’ Rights Agreement; provided, however, that if Section 5.3 or Section 5.4 of this Warrant conflicts with any provisions of the Shareholders’ Rights Agreement, the provisions of Section 5.3 or Section 5.4 of this Warrant, as applicable, shall control until this Warrant has been fully exercised or terminated.   The provisions set forth in the Shareholders’ Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

3.4              No Shareholder Rights.  Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

3.5              Information.  So long as the Company is not a public company and solely after the Company’s obligations to provide financial information under the Loan Agreement have terminated, upon the request by Holder, the Company shall provide to the Holder:  (i) the quarterly  reports furnished to certain of Company’s investors under Section 6.1(b)(i) of the Company’s Series C Stock Purchase Agreement,  and (ii) the annual reports furnished to certain of Company’s investors under Section 6.1(a) of the Company’s Series C Stock Purchase Agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise or conversion of this Warrant (and the securities issuable upon conversion of such securities) by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares(and the securities issuable upon conversion of such securities).

4.2           Disclosure of Information.  The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3           Investment Experience.  The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4             Accredited Investor Status.  The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Act.  The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof (and the securities issuable upon conversion of such securities) have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof (and the securities issuable upon conversion of such securities) must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1           Term:  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2           Legends.                This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3           Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company) and the transferee agrees to be bound by all of the terms and conditions of this Warrant.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any other affiliate of Holder.  Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144, including without limitation, the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4           Transfer Procedure.  Upon receipt by Holder of the executed Warrant, Holder may transfer this Warrant to any affiliate of Holder, by execution of an Assignment substantially in the form of Appendix 2 whereby the transferee agrees to be bound by all obligations of Holder under this Warrant.  Subject to the provisions of Article 5.3 and upon providing Company with written notice, any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable) by execution of an Assignment substantially in the form of Appendix 2 whereby the transferee agrees to be bound by all of the obligations of Holder under this Warrant.  The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5           Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may  (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time.  Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

[       ]

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

TorreyPines Therapeutics, Inc..

11085 N. Torrey Pines Road, Suite 300

La Jolla, CA 92037

Attn: Craig Johnson, Chief Financial Officer

Telephone: (858) 623-5665

Facsimile: (858) 623-5666

5.6           Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

5.8           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.9           Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Remainder of page intentionally left blank; signature page follows]

“COMPANY”

TORREYPINES THERAPEUTICS, INC.

By:		By:

Name:		Name:
(Print)			(Print)

Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”

[ ]

By:

Name:
(Print)

Title:

APPENDIX 1

NOTICE OF EXERCISE

1.             Holder elects to purchase          shares of the Common/Series           Preferred [strike one] Stock of            pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.             Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant.  This conversion is exercised for            of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3.             By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, [Silicon Valley Bank/Oxford Finance Corporation] hereby sells, assigns and transfers unto

Name:

Address:

Tax ID:

that certain Warrant to Purchase Stock issued by TorreyPines Therapeutics, Inc. (the “Company”), on           , 200      (the “Warrant”) together with all rights, title and interest therein.

[ ]

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, [          ] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[ ]

By:

Name:

Title: